EXHIBIT 5.1

September 8, 2003

Crane Co.

100 First Stamford Place

Stamford, Connecticut 06902

Dear Sirs:

As Vice President, General Counsel and Secretary of Crane Co., a Delaware corporation (the “Company”), I have examined and am familiar with the Certificate of Incorporation and By-laws of the Company, each as amended to date. I am also familiar with the corporate proceedings taken by the Board of Directors of the Company to authorize the issuance and sale by the Company to the Underwriters named in the Underwriting Agreement, dated September 3, 2003 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities Inc. and UBS Securities LLC, of $200,000,000 aggregate principal amount of the Company’s 5.50% Notes Due 2013 (the “Debt Securities”). I am also familiar with the Indenture, dated as of April 1, 1991 (the “Indenture”), between the Company and The Bank of New York, as Trustee, and the Company’s Registration Statement on Form S-3 (File No. 333-74271) relating to the Debt Securities. In connection with the foregoing, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as I have deemed necessary or appropriate for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that the Debt Securities have been duly authorized by the Company and when the Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, the Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Crane Co.

September 8, 2003

Pursuant to the requirements of the Securities Act, I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, including any amendments thereto, and as an exhibit to the Current Report of the Company on Form 8-K dated September 8, 2003. I further consent to the reference to my name under the caption “Legal Matters” in the prospectus supplement relating to the offering of the Debt Securities.

Very truly yours,

/S/    AUGUSTUS I. DUPONT

Augustus I. duPont

Vice President, General Counsel and

Secretary

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